Exhibit 10.3
FISCAL 2021 DIRECTOR COMPENSATION ARRANGEMENTS

For the 12 month period ending June 30, 2021, each non-employee director of Cardiovascular Systems, Inc. will receive the following compensation:

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Retainers of $45,000 for service as a Board member; $22,000 for service as the chair of the Audit committee; $20,000 for service as a chair of a Board committee other than the Audit committee; $10,000 for service as a member of a Board committee; and $1,200 per Board or committee meeting attended in the event that more than 12 of such meetings are held during the period. Directors may irrevocably elect, in advance of the fiscal year, to receive these fees in cash, in common stock of the Company or a combination thereof, or in restricted stock units (“RSUs”). Each director electing to receive fees in RSUs shall at the time of such election also irrevocably select the date of settlement of the RSU. On the settlement date, RSUs may be settled, at the Company’s discretion, in cash or in shares of common stock or a combination thereof.

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An RSU award with a value of $145,000 payable, in the Company’s discretion, in cash or in shares of common stock. The Company will provide for the RSU payment, whether paid in cash or shares of common stock, to be made (in a lump sum if paid in cash) within 30 days following the six-month anniversary of the termination of the director’s Board membership.

In addition, the Lead Independent Director of the Board receives an additional annual retainer of $40,000, and may irrevocably elect, in advance of the fiscal year, to receive this retainer in cash, in common stock of the Company or a combination thereof, or in RSUs. The non-employee members of the Board are also reimbursed for travel, lodging and other reasonable expenses incurred in attending Board or committee meetings.